EPR Properties Elects John Peter (JP) Suarez to its
Board of Trustees

Kansas City, MO (Business Wire) - January 27, 2025 – EPR Properties (NYSE: EPR) today announced that its Board of Trustees has elected John Peter (JP) Suarez, to serve as an independent trustee on its board, effective January 24, 2025.

“We are pleased to welcome JP to our board,” stated Greg Silvers, Chairman and CEO of EPR Properties. “Drawing from his experience as a senior real estate executive for the largest retailer in the U.S., JP brings a unique depth of knowledge to our board and we look forward to his strategic guidance as a trustee.”

Mr. Suarez served as the Executive Vice President, Regional Chief Executive Officer and Chief Administration Officer, Interim CEO Walmart Canada and as a member of the Executive Committee of Walmart International, leading a team of more than 2,000 employees, from 2018 until his retirement in 2023. Mr. Suarez currently serves as a member of the ICSC Board of Trustees and is a member of the Board of Directors and Audit Committee of Brixmor Property Group.

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.7 billion (after accumulated depreciation of approximately $1.5 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

EPR Properties
Brian Moriarty
Vice President, Corporate Communications
brianm@eprkc.com | 816-472-1700